                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 5)(1)

                            FALCONSTOR SOFTWARE, INC.
 ------------------------------------------------------------------------------
                                (Name of issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
 ------------------------------------------------------------------------------
                         (Title of class of securities)

                                   306137 10 0
 ------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
 ------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 April 25, 2007
 ------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

      If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box / /.

      NOTE. The Schedules  filed in paper format shall include a signed original and five copies of the schedule,  including all exhibits.  SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 32 Pages)

--------------------
(1)   The  remainder  of this cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 2 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  237,602 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   20,127 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              237,602 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              20,127 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    257,729 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 3 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  20,127 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   237,602 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              20,127 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              237,602 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    257,729 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 4 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Partners II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  88,401 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              88,401 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    88,401 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 5 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Partners III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  672,481 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   290,993 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              672,481 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              290,993 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    963,474 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 6 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Foreign Partners III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  143,826 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   819,648 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              143,826 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              819,648 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    963,474 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 7 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Wheatley Associates III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  147,167 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   816,307 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              147,167 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              816,307 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    963,474 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 8 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,895,634 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,309,604 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,895,634 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,317,504 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,213,138 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 9 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  489,680 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,309,604 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              489,680 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,309,604 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,799,284 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 10 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Nancy Casey
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   963,474 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              963,474 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    963,474 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 11 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Applegreen Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  259,868 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              259,868 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    259,868 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 12 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Seth Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  82,522 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,593,172 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              82,522 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,593,172 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,675,694 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 13 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Jonathan Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  15,400 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,593,172 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              15,400 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,593,172 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,608,572 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 14 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  315,358 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              315,358 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    315,358 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 15 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  364,958 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              364,958 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    364,958 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 16 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  698,242 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              698,242 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    698,242 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 17 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Brookwood Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  395,217 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              395,217 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    395,217 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.8%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 18 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Barry Rubenstein
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,301,103 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,083,379 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,301,103 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              3,083,379 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    4,384,482 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    8.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 19 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Marilyn Rubenstein
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,258 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,773,775 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,258 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,773,775 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,775,033 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 20 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Dana Lieber Moriarty
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  7,900 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              7,900 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,900 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.02%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 21 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Pam Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  5,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              5,000 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,000 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.01%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 22 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Brooke Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  12,500 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              12,500 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    12,500 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.03%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 23 of 32 Pages
----------------------                                    ----------------------

      The following constitutes Amendment No. 5 to the Schedule 13D filed by the undersigned (the "Schedule 13D").  Except as specifically amended by this
Amendment No. 5, the Schedule 13D remains in full force and effect.
Capitalized terms used in this Amendment No. 5 but not defined herein shall have the meaning set forth in the Schedule 13D.

      Items 5(a) and (b) are hereby amended to read in their entirety as follows:

Item 5.     INTEREST IN SECURITIES OF THE ISSUER.

            (a) The following table sets forth the aggregate number and percentage (based on 49,173,142 shares of Common Stock outstanding as of March
20, 2007, as reported by the Issuer in its April 7, 2007 Proxy Statement on
Schedule 14A) of beneficial ownership for each of the Reporting Persons.

                                                              Percentage of
                                       Shares of Common     Shares of Common
                                            Stock                Stock
Name                                  Beneficially Owned   Beneficially Owned
----                                  ------------------   ------------------
Wheatley Partners, L.P.(1)                  257,729             0.5%
Wheatley Foreign Partners, L.P.(2)          257,729             0.5%
Wheatley Partners II, L.P.                   88,401             0.2%
Wheatley Partners III, L.P.(3)              963,474             2.0%
Wheatley Foreign Partners III,              963,474             2.0%
L.P.(4)
Wheatley Associates III, L.P.(5)            963,474             2.0%
Wheatley Partners LLC (6)                   257,729             0.5%
Wheatley Partners III LLC(7)                963,474             2.0%
Irwin Lieber(8)                           3,213,138             6.5%
Barry Fingerhut(9)                        1,799,284             3.7%
Nancy Casey(10)                             963,474             2.0%
Applegreen Partners                         259,868             0.5%
Seth Lieber(11)                           1,675,694             3.4%
Jonathan Lieber(12)                       1,608,572             3.3%
Seneca Ventures                             315,358             0.6%
Woodland Venture Fund                       364,958             0.7%
Woodland Partners                           698,242             1.4%
Brookwood Partners, L.P.                    395,217             0.8%
Woodland Services Corp.(13)                 680,316             1.4%
Barry Rubenstein(14)                      4,384,482             8.9%
Marilyn Rubenstein(15)                    1,775,033             3.6%
Dana Lieber Moriarty                          7,900             0.02%
Pam Fingerhut                                 5,000             0.01%
Brooke Fingerhut                             12,500             0.03%

----------------------

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 24 of 32 Pages
----------------------                                    ----------------------

(1)   Consists of (a) 237,602 shares of Common Stock held by Wheatley and (b)
      20,127 shares of Common Stock held by Wheatley Foreign. Wheatley disclaims beneficial ownership of the securities held by Wheatley Foreign.

(2)   Consists of (a) 20,127 shares of Common Stock held by Wheatley Foreign and
      (b) 237,602 shares of Common Stock held by Wheatley. Wheatley Foreign disclaims beneficial ownership of the securities held by Wheatley.

(3)   Consists of (a) 672,481 shares of Common Stock held by Wheatley III, (b)
      143,826 shares of Common Stock held by Wheatley Foreign III and (c)
      147,167 shares of Common Stock held by Wheatley Associates. Wheatley III disclaims beneficial ownership of the securities held by Wheatley Foreign
      III and Wheatley Associates.

(4)   Consists of (a) 143,826 shares of Common Stock held by Wheatley Foreign
      III, (b) 672,481 shares of Common Stock held by Wheatley III and (c)
      147,167 shares of Common Stock held by Wheatley Associates. Wheatley
      Foreign III disclaims beneficial ownership of the securities held by
      Wheatley III and Wheatley Associates.

(5)   Consists of (a) 147,167 shares of Common Stock held by Wheatley
      Associates, (b) 672,481 shares of Common Stock held by Wheatley III and
      (c) 143,826 shares of Common Stock held by Wheatley Foreign III. Wheatley
      Associates disclaims beneficial ownership of the securities held by
      Wheatley III and Wheatley Foreign III.

(6)   Consists of (a) 237,602 shares of Common Stock held by Wheatley and (b)
      20,127 shares of Common Stock held by Wheatley Foreign. Wheatley LLC disclaims beneficial ownership of the securities held by Wheatley and
      Wheatley Foreign, except to the extent of its respective equity interests therein.

(7)   Consists of (a) 672,481 shares of Common Stock held by Wheatley III, (b)
      143,826 shares of Common Stock held by Wheatley Foreign III and (c)
      147,167 shares of Common Stock held by Wheatley Associates. Wheatley III
      LLC disclaims beneficial ownership of the securities held by Wheatley III,
      Wheatley Foreign III and Wheatley Associates, except to the extent of its respective equity interests therein.

(8)   Consists of (a) 1,895,634 shares of Common Stock held by Irwin Lieber, (b)
      7,900 shares of Common Stock held by Mr. Lieber's daughter, (c) 237,602 shares of Common Stock held by Wheatley, (d) 20,127 shares of Common Stock held by Wheatley Foreign, (e) 88,401 shares of Common Stock held by
      Wheatley II, (f) 672,481 shares of Common Stock held by Wheatley III, (g)
      143,826 shares of Common Stock held by Wheatley Foreign III, and (h)
      147,167 shares of Common Stock held by Wheatley Associates. Mr. Lieber disclaims beneficial ownership of the securities held by his daughter,
      Wheatley, Wheatley Foreign, Wheatley II, Wheatley III, Wheatley Foreign
      III and Wheatley Associates, except to the extent of his respective equity interests therein.

(9)   Consists of (a) 469,680 shares of Common Stock held by Barry Fingerhut,
      (b) 20,000 shares of Common Stock held by Longboat Key Associates, (c)
      237,602 shares of Common Stock held by Wheatley, (d) 20,127 shares of
      Common Stock held by Wheatley Foreign, (e) 88,401 shares of Common Stock held by Wheatley II, (f) 672,481 shares of Common Stock held by Wheatley
      III, (g) 143,826 shares of Common Stock held by Wheatley Foreign III, and
      (h) 147,167 shares of Common Stock held by Wheatley Associates. Mr.

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 25 of 32 Pages
----------------------                                    ----------------------

      Fingerhut disclaims beneficial ownership of the securities held by
      Wheatley, Wheatley Foreign, Wheatley II, Wheatley III, Wheatley Foreign
      III and Wheatley Associates, except to the extent of his respective equity interests therein.

(10)  Consists of (a) 672,481 shares of Common Stock held by Wheatley III, (b)
      143,826 shares of Common Stock held by Wheatley Foreign III, and (c)
      147,167 shares of Common Stock held by Wheatley Associates. Ms. Casey disclaims beneficial ownership of the securities held by Wheatley III,
      Wheatley Foreign III and Wheatley Associates, except to the extent of her respective equity interests therein.

(11)  Consists of (a) 82,522 shares of Common Stock held by Seth Lieber, (b)
      23,700 shares of Common Stock held by the Irwin Lieber 1996 Grandfather
      Trust (the "Grandfather Trust") for which Seth Lieber is a co-trustee, (c)
      237,602 shares of Common Stock held by Wheatley, (d) 20,127 shares of
      Common Stock held by Wheatley Foreign, (e) 88,401 shares of Common Stock held by Wheatley II, (f) 672,481 shares of Common Stock held by Wheatley
      III, (g) 143,826 shares of Common Stock held by Wheatley Foreign III, and
      (h) 147,167 shares of Common Stock held by Wheatley Associates and (i)
      259,868 shares of Common Stock held by Applegreen. Mr. Lieber disclaims beneficial ownership of the securities held by the Grandfather Trust,
      Wheatley, Wheatley Foreign, Wheatley II, Wheatley III, Wheatley Foreign
      III, Wheatley Associates and Applegreen, except to the extent of his respective equity interests therein.

(12)  Consists of (a) 15,400 shares of Common Stock held by Jonathan Lieber, (b)
      23,700 shares of Common Stock held by the Grandfather Trust, for which
      Jonathan Lieber is a co-trustee, (c) 237,602 shares of Common Stock held by Wheatley, (d) 20,127 shares of Common Stock held by Wheatley Foreign,
      (e) 88,401 shares of Common Stock held by Wheatley II, (f) 672,481 shares of Common Stock held by Wheatley III, (g) 143,826 shares of Common Stock held by Wheatley Foreign III, (h) 147,167 shares of Common Stock held by
      Wheatley Associates and (i) 259,868 shares of Common Stock held by
      Applegreen. Mr. Lieber disclaims beneficial ownership of the securities held by the Grandfather Trust, Wheatley, Wheatley Foreign, Wheatley II,
      Wheatley III, Wheatley Foreign III, Wheatley Associates and Applegreen,
      except to the extent of his respective equity interests therein.

(13)  Consists of (a) 315,358 shares of Common Stock held by Seneca and (b)
      364,958 shares of Common Stock held by Woodland Venture. Woodland Services disclaims beneficial ownership of the securities held by Seneca and
      Woodland Venture, except to the extent of its respective equity interests therein.

(14)  Consists of (a) 1,301,103 shares of Common Stock held by Barry Rubenstein,
      (b) 237,602 shares of Common Stock held by Wheatley, (c) 20,127 shares of
      Common Stock held by Wheatley Foreign, (d) 88,401 shares of Common Stock held by Wheatley II, (e) 672,481 shares of Common Stock held by Wheatley
      III, (f) 143,826 shares of Common Stock held by Wheatley Foreign III, (g)
      147,167 shares of Common Stock held by Wheatley Associates, (h) 315,358 shares of Common Stock held by Seneca, (i) 364,958 shares of Common Stock held by Woodland Venture, (j) 698,242 shares of Common Stock held by
      Woodland Partners and (k) 395,217 shares of Common Stock held by
      Brookwood. Mr. Rubenstein disclaims beneficial ownership of the securities held by Wheatley, Wheatley Foreign, Wheatley II, Wheatley III, Wheatley
      Foreign III, Wheatley Associates, Seneca, Woodland Venture, Woodland
      Partners and Brookwood, except to the extent of his respective equity interests therein.

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 26 of 32 Pages
----------------------                                    ----------------------

(15)  Consists of (a) 1,258 shares of Common Stock held by Marilyn Rubenstein,
      (b) 315,358 shares of Common Stock held by Seneca, (c) 364,958 shares of
      Common Stock held by Woodland Venture, (d) 698,242 shares of Common Stock held by Woodland Partners and (e) 395,217 shares of Common Stock held by
      Brookwood. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Seneca, Woodland Venture, Woodland Partners and
      Brookwood, except to the extent of her respective equity interests therein.

            (b) Wheatley has sole power to vote and dispose of 237,602 shares of
Common Stock, representing approximately 0.5% of the outstanding shares of
Common Stock and may be deemed to have shared power to vote and dispose of
20,127 shares of Common Stock, representing less than 0.1% of the outstanding shares of Common Stock.

            Wheatley Foreign has sole power to vote and dispose of 20,127 shares of Common Stock, representing less than 0.1% of the outstanding shares of Common
Stock and may be deemed to have shared power to vote and dispose of 237,602 shares of Common Stock, representing approximately 0.5% of the outstanding shares of Common Stock.

            By virtue of being the general partner of Wheatley and a general partner in Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 257,729 shares of Common Stock, representing approximately
0.5% of the outstanding shares of Common Stock.

            Wheatley II has sole power to vote and dispose of 88,401 shares of
Common Stock, representing approximately 0.2% of the outstanding shares of
Common Stock.

            Wheatley III has sole power to vote and dispose of 672,481 shares of
Common Stock, representing approximately 1.4% of the outstanding shares of
Common Stock and may be deemed to have shared power to vote and dispose of
290,993 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock.

            Wheatley Foreign III has sole power to vote and dispose of 143,826 shares of Common Stock, representing approximately 0.3% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 819,648 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

            Wheatley Associates has sole power to vote and dispose of 147,167 shares of Common Stock, representing approximately 0.3% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 816,307 shares of Common Stock, representing approximately 1.7% of the outstanding shares of Common Stock.

            By virtue of being the general partner of Wheatley III, Wheatley
Foreign III and Wheatley Associates, Wheatley III LLC may be deemed to have shared power to vote and dispose of 963,474 shares of Common Stock, representing approximately 2.0% of the outstanding shares of Common Stock.

            Irwin Lieber has sole power to vote and dispose of 1,895,634 shares of Common Stock, representing approximately 3.8% of the outstanding shares of
Common Stock. Mr. Lieber is a member and an officer of Wheatley LLC and Wheatley
III LLC and a general partner of Wheatley II and has trading authorization over the 7,900 shares of Common Stock held by Dana Lieber Moriarty, his daughter. As a result, Mr. Lieber may be deemed to have shared power to vote 1,309,604 shares of Common Stock and shared power to dispose of 1,317,504 shares of Common Stock, representing approximately 2.7% of the outstanding shares of Common Stock.

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 27 of 32 Pages
----------------------                                    ----------------------

            Barry Fingerhut has sole power to vote and dispose of 489,680 shares of Common Stock, representing approximately 1.0% of the outstanding shares of
Common Stock. By virtue of being a member and an officer of Wheatley LLC and
Wheatley III LLC and a general partner of Wheatley II, Mr. Fingerhut may be deemed to have shared power to vote and dispose of 1,309,604 shares of Common
Stock, representing approximately 2.7% of the outstanding shares of Common
Stock.

            Nancy Casey, by virtue of being a member and an officer of Wheatley
III LLC, may be deemed to have shared power to vote and dispose of 963,474 shares of Common Stock, representing approximately 2.0% of the outstanding shares of Common Stock.

            Applegreen has sole power to vote and dispose of 259,868 shares of
Common Stock, representing approximately 0.5% of the outstanding shares of
Common Stock.

            Seth Lieber has sole power to vote and dispose of 82,522 shares of
Common Stock, representing approximately 0.2% of the outstanding shares of
Common Stock. By virtue of being a member and an officer of Wheatley LLC and
Wheatley III LLC, a general partner of Wheatley II and Applegreen, and a co-trustee of the Grandfather Trust, Seth Lieber may be deemed to have shared power to vote and dispose of 1,593,172 shares of Common Stock, representing approximately 3.2% of the outstanding shares of Common Stock.

            Jonathan Lieber has sole power to vote and dispose of 15,400 shares of Common Stock, representing less than 0.1% of the outstanding shares of Common
Stock. By virtue of being a member and an officer of Wheatley LLC and Wheatley
III LLC, a general partner of Wheatley II, the managing general partner of
Applegreen, and a co-trustee of the Grandfather Trust, Jonathan Lieber may be deemed to have shared power to vote and dispose of 1,593,172 shares of Common
Stock, representing approximately 3.2% of the outstanding shares of Common
Stock.

            Seneca has sole power to vote and dispose of 315,358 shares of
Common Stock, representing approximately 0.6% of the outstanding shares of
Common Stock.

            Woodland Venture has sole power to vote and dispose of 364,958 shares of Common Stock, representing approximately 0.7% of the outstanding shares of Common Stock.

            Woodland Partners has sole power to vote and dispose of 698,242 shares of Common Stock, representing 1.4% of the outstanding shares of Common
Stock.

            Brookwood has sole power to vote and dispose of 395,217 shares of
Common Stock, representing 0.8% of the outstanding shares of Common Stock.

            By virtue of being a general partner of Seneca and Woodland Venture,
Woodland Services may be deemed to have shared power to vote and dispose of
680,316 shares of Common Stock, representing approximately 1.4% of the outstanding shares of Common Stock.

            Barry Rubenstein has sole power to vote and dispose of 1,301,103 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock. By virtue of being a member and an officer of Wheatley
LLC and Wheatley III LLC and a general partner of Wheatley II, Seneca, Woodland
Venture, Woodland Partners and Brookwood, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 3,083,379 shares of Common Stock, representing approximately 6.3% of the outstanding shares of Common Stock. Does not include securities held by Marilyn Rubenstein, the wife of Mr. Rubenstein.

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 28 of 32 Pages
----------------------                                    ----------------------

            Marilyn Rubenstein has sole power to vote and dispose of 1,258 shares of Common Stock, representing less than one percent of the outstanding shares of Common Stock. By virtue of being a general partner of Woodland
Partners and Brookwood and an officer of Woodland Services, Mrs. Rubenstein may be deemed to have shared power to vote and dispose of 1,773,775 shares of Common
Stock, representing approximately 3.6% of the outstanding shares of Common
Stock. Does not include securities held by Barry Rubenstein, the husband of Mrs.
Rubenstein.

            Item 5(c) is amended in its entirety to read as follows:

            (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in
Item 2 of this Schedule 13D effected during the past sixty days, which consists of the following sales:

                             Sale          Number of       Sales Price
Name of Stockholder          Date        Shares Sold      Per Share($)
                             ----               -----     ------------

Wheatley                   4/25/07           62,927           11.36
                           4/26/07           86,807           11.95
                           4/27/07           29,850           11.38
                           4/30/07            7,164           11.31
                           5/02/07           59,701           11.39

Wheatley Foreign           4/25/07            5,331           11.36
                           4/26/07            7,355           11.95
                           4/27/07            2,530           11.38
                           4/30/07              607           11.31
                           5/02/07            5,058           11.39

Wheatley II                4/25/07           23,412           11.36
                           4/26/07           32,296           11.95
                           4/27/07           11,103           11.38
                           4/30/07            2,665           11.31
                           5/02/07           22,212           11.39

Wheatley III               4/25/07          178,102           11.36
                           4/26/07          245,692           11.95
                           4/27/07           84,489           11.38
                           4/30/07           20,278           11.31
                           5/02/07          168,973           11.39

Wheatley Associates        4/25/07           38,975           11.36
                           4/26/07           53,765           11.95
                           4/27/07           18,488           11.38
                           4/30/07            4,437           11.31
                           5/02/07           36,977           11.39

Wheatley Foreign III       4/25/07           38,092           11.36
                           4/26/07           52,548           11.95
                           4/27/07           18,070           11.38
                           4/30/07            4,337           11.31
                           5/02/07           36,139           11.39

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 29 of 32 Pages
----------------------                                    ----------------------

Seneca                     4/25/07           83,519           11.36
                           4/26/07           83,519           11.90
                           4/26/07           15,847           12.02
                           4/26/07           15,847           12.12
                           4/27/07           15,847           11.36
                           4/27/07           23,771           11.40
                           4/30/07            9,508           11.31
                           5/02/07           79,237           11.39

Woodland Venture           4/25/07           96,657           11.36
                           4/26/07           96,657           11.90
                           4/26/07           18,341           12.02
                           4/26/07           18,341           12.12
                           4/27/07           18,341           11.36
                           4/27/07           27,511           11.40
                           4/30/07           11,004           11.31
                           5/02/07           91,703           11.39

Nancy Casey and            4/25/07           20,000           11.36
Arthur Marks               4/25/07           20,000           11.37
                           4/25/07           14,744           11.38
                           4/25/07           10,000           11.38
                           4/25/07           15,000           11.40
                           4/25/07           15,000           11.41

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 30 of 32 Pages
----------------------                                    ----------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 4, 2007                       WHEATLEY PARTNERS, L.P.

                                         By: Wheatley Partners LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         WHEATLEY FOREIGN PARTNERS, L.P.

                                         By: Wheatley Partners LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         WHEATLEY PARTNERS II, L.P.

                                         By: WHEATLEY PARTNERS II, L.P.

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, a General Partner

                                         WHEATLEY PARTNERS III, L.P.

                                         By: WHEATLEY PARTNERS III, L.P.

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         WHEATLEY FOREIGN PARTNERS III, L.P.

                                         By: Wheatley Partners III LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 31 of 32 Pages
----------------------                                    ----------------------

                                         WHEATLEY ASSOCIATES III, L.P.

                                         By: Wheatley Partners III LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, President

                                         /s/ Barry Fingerhut
                                         ---------------------------------------
                                         Barry Fingerhut

                                         /s/ Nancy Casey
                                         ---------------------------------------
                                         Nancy Casey

                                         /s/ Seth Lieber
                                         ---------------------------------------
                                         Seth Lieber

                                         APPLEGREEN PARTNERS

                                         By: /s/ Jonathan Lieber
                                             -----------------------------------
                                             Jonathan Lieber,
                                             Managing General Partner

                                         /s/ Jonathan Lieber
                                         ---------------------------------------
                                         Jonathan Lieber

                                         SENECA VENTURES

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

                                         WOODLAND VENTURE FUND

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

----------------------                                    ----------------------
CUSIP No. 306137 10 0                   13D                  Page 32 of 32 Pages
----------------------                                    ----------------------

                                         WOODLAND PARTNERS

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

                                         BROOKWOOD PARTNERS, L.P.

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein
                                             a General Partner

                                         /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein

                                         /s/ Marilyn Rubenstein
                                         ---------------------------------------
                                         Marilyn Rubenstein

                                         /s/ Dana Lieber Moriarty
                                         ---------------------------------------
                                         Dana Lieber Moriarty

                                         /s/ Pam Fingerhut
                                         ---------------------------------------
                                         Pam Fingerhut

                                         /s/ Brooke Fingerhut
                                         ---------------------------------------
                                         Brooke Fingerhut